Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Telos Corporation
Ashburn, Virginia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-252400) of Telos Corporation of our reports dated March 16, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Washington, District of Columbia
March 16, 2023